Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Looking to capture the crypto opportunity with a single fund?

GDLC Grayscale CoinDesk Crypto 5 ETF Look for the Grayscale CoinDesk Crypto 5 ETF, ticker GDLC.

Exposure to the 5 largest and

and most liquid cryptocurrencies 5 most liquid cryptocurrencies* *Source: Grayscale and CoinDesk, as of 6/30/2025. Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded.

capturing Over 90% of crypto market cap* *source: coindesk as of 07/31/2025, based on the crypto market's total investable universe.

Only from Grayscale. Search ticker G-D-L-C in your brokerage account today.

Grayscale. Invest in your share of the future. GDLC Grayscale CoinDesk Crypto 5 ETF Important Disclosures Grayscale CoinDesk Crypto 5 ETF ("GDLC" or the "Fund") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. There is no guarantee that a market for the shares will be available, which could adversely impact the market prices the liquidity of the Fund. The value of the Fund relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.